Exhibit 15.3

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

AS OF MARCH 5, 2009

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1.	Board of Directors

	(a)	Disclose the identity of directors who are independent.

Independence - The Board of Directors of the Corporation (the “Board”) must determine which of its directors qualify as “independent” directors. In order to do so, the Board has developed and adopted Categorical Standards of Independence for Directors of the Corporation (the “Categorical Standards”), which are derived from the corporate governance guidelines established by the Canadian Securities Administrators and the Sarbanes-Oxley Act of 2002. The Categorical Standards are available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

On the basis of the definition in Section 1.4 of the Canadian Multilateral Instrument 52-110 — Audit Committees (“MI 52-110”), a director is “independent” if he or she has no direct or indirect material relationship with the Corporation. A “material relationship” is one that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgement.

The Board, in conjunction with the Nominating and Corporate Governance Committee, has reviewed the relationships of each Board member and has affirmatively determined that four (4) out of the six (6) directors are “independent”, namely:

•      Douglas G. Bassett

•      André Caillé

•      Michèle Desjardins

•      Alain Rhéaume

	(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.

The Board, in conjunction with the Nominating and Corporate Governance Committee, has reviewed the relationships of each Board member and has determined that the following directors are not independent within the meaning of the Categorical Standards:

•      Jacques Mallette is not independent since he is the President and Chief Executive Officer of the Corporation.

•      The Right Honourable Brian Mulroney is not independent since he is the Chairman of the Board of the Corporation and senior partner of the law firm Ogilvy Renault LLP, principal

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legal counsel to the Corporation.

(c)

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the Board of Directors does to facilitate its exercise of independent judgement in carrying out its responsibilities.

Majority of Independent Directors — Four (4) out of the six (6) directors are independent.

(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	Outside Directorships - All directorships with other public entities for each Board member are set out in the Corporation’s annual report for the financial year ended December 31, 2008.

(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed year. If independent directors do not hold such meetings, describe what the Board does to facilitate open and candid discussion among its independent directors.

In Camera Sessions of the Board - The Mandate of the Board stipulates that the independent directors hold in camera sessions after each regularly scheduled meeting. In 2008, the independent directors held four in camera sessions during or after Board meetings and two special in camera sessions at which Mr. Jacques Mallette, a non-independent director, was invited to attend.

In Camera Sessions of the Committees - The members of the Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee and Pension Committee, are all independent. Generally, these Committees hold in camera sessions after each regularly scheduled meeting without management being present.

The following list indicates the number of regular meetings held in 2008 which were immediately followed by an in camera session:

•      Audit Committee: 4 of 4

•      Nominating and Corporate Governance Committee: In 2008, this Committee held two special meetings but neither any regular meeting nor any in camera session.

•      Human Resources and Compensation Committee: 1 of 4

•      Pension Committee: 4 of 4

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(f)

Disclose whether or not the Chair of the Board is an independent director. If the Board has a Chair or Lead Director who is an independent director, disclose the identity of the Chair or Lead Director and describe his or her role and responsibilities. If the Board has neither a Chair that is independent nor a Lead Director that is independent, describe what the Board does to provide leadership for its independent directors.

Lead Director - Given that the Chairman of the Board is not independent, the Board has appointed Alain Rhéaume, an independent director, to act as Lead Director.

In general, the role and responsibilities of the independent Lead Director include the following: (i) ensuring that the Board functions independently of management and that independent directors have regular opportunities to meet to discuss issues without management being present; (ii) chairing separate meetings of the independent directors; (iii) reporting to the Chairman of the Board on the discussions held during the meetings of the independent directors; and (iv) being available to directors who have concerns that cannot be addressed through the Chairman of the Board.

The Position Description of the Lead Director is available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

(g)	Disclose the attendance record of each director for all Board meetings held since the beginning of the issuer’s most recently completed financial year.

Record Attendance - The Board held 17 meetings during the financial year ended December 31, 2008. The following table sets out the attendance record of each of the current directors at Board meetings and Committee meetings during the financial year ended December 31, 2008:

NUMBER OF MEETINGS ATTENDED / NUMBER OF MEETINGS HELD(1)
DIRECTORS	BOARD	COMMITTEES

Douglas G. Bassett	16/17	15/15

André Caillé	17/17	41/41

Michèle Desjardins	17/17	40/41

Jacques Mallette	17/17	28/28

The Right Honourable Brian Mulroney	16/17	N/A

Alain Rhéaume	17/17	21/21

OVERALL ATTENDANCE RATE:	98%	98%

(1) Since becoming a director or a member of the relevant Committee(s).

2. Board Mandate — Disclose the text of the Board’s written mandate. If the Board does not have a written mandate, describe how the Board delineates its role

Board Mandate - The Board’s role is to assume stewardship of the Corporation’s overall administration and to oversee the management of the Corporation’s operations. The Board has approved and adopted a formal mandate (the “Board Mandate”) describing the composition, responsibilities and operational

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and responsibilities.

procedures of the Board.

Although management conducts the Corporation’s day-to-day operations, the Board has a duty of stewardship and, as such, it is responsible for supervising the management of the Corporation’s business and affairs.

The Board Mandate is filed as Exhibit 15.2 to the Corporation’s annual report for the financial year ended December 31, 2008 and is also available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

3. Position Descriptions

(a)   Disclose whether or not the Board has developed written position descriptions for the Chair and the Chair of each Board Committee. If the Board has not developed written position descriptions for the Chair and/or the Chair of each Board Committee, briefly describe how the Board delineates the role and responsibilities of each such position.

Mandate of the Chairman of the Board - The Board has adopted written position descriptions for the Chairman of the Board and committee chairs.

The Chairman of the Board is responsible for the efficient operation of the Board. His key role is to ensure that the Board fully executes its Mandate and clearly understands and respects the boundaries between the responsibilities of the Board and those of management. The Board expects its Chairman to provide leadership to enhance Board effectiveness, ensuring that the Board works as a cohesive group.

Mandate of Committee Chairmen – The role of the Chairman of a Committee is to ensure that the Committee fully executes its Mandate and that the Committee works as a cohesive team. Each Committee Chairman must report on a regular basis to the Board regarding the activities of the Committee.

The Committee Chairman Position Description is available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

(b)   Disclose whether or not the Board and CEO have developed a written position description for the CEO. If the Board and CEO have not developed such a position description, briefly describe how the Board delineates the role and responsibilities of the CEO.

Mandate of the Chief Executive Officer - The Board has adopted a formal description of the role and responsibilities of the President and Chief Executive Officer of the Corporation (the “CEO”).

Among other things, the CEO is responsible for implementing the Corporation’s strategic and operational objectives and for execution of the Board’s decisions. Moreover, the CEO must establish the required procedures for fostering a corporate culture that promotes integrity, discipline and rigorous financial policies.

Also, the Human Resources and Compensation Committee, together with the Board and the CEO, develops corporate goals

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and objectives that the CEO is responsible for meeting.

4.	Orientation and Continuing Education

(a)

Briefly describe what measures the Board takes to orient new directors regarding:

(i)    the role of the Board, its committees and its directors, and

(ii)   the nature and operation of the issuer’s business.

Orientation Program - The Nominating and Corporate Governance Committee is responsible for developing, monitoring and reviewing orientation and continuing education programs for directors. Senior management also provides new directors with historical and forward-looking information regarding the Corporation’s operations and financial condition. Also, new directors may meet with members of senior management to discuss any topics concerning the Corporation.

(b)

Briefly describe what measures, if any, the Board takes to provide continuing education for its directors. If the Board does not provide continuing education, describe how the Board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

Continuing Education - Senior management regularly makes presentations to the Board regarding the business environment, methods of operation and organizational structure of the Corporation as well as various other aspects concerning the Corporation. Also, the directors have full access to senior management and employees of the Corporation.

The Board receives a comprehensive package of information prior to each Board and Committee meeting and attends periodic strategic planning sessions and budget meetings.

The Board reviews and approves the Corporation’s strategic plans. In addition to addressing key initiatives, these plans include details of the opportunities, risks, competitive position, financial projections and other key performance indicators for each of the principal business groups.

The directors have the possibility to attend seminars on relevant topics organized by specialized firms, the whole as part of the Directors’ Continuing Education Program.

5.	Ethical Business Conduct

(a) Disclose whether or not the Board has adopted a written code for the directors, officers and employees. If the Board has adopted a written code:

Code of Ethics - The Board has adopted a Code of Business Conduct (the “Code”) to promote a culture of ethical business conduct within the Corporation, which governs the behavior of the Corporation’s and its subsidiaries’ directors, officers and employees.

Specific Code of Ethics - In March 2009, the Board adopted a Specific Code of Ethics Governing Financial Officers (the “Specific

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Code of Ethics”), which applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Specific Code of Ethics supplements, but does not replace, the Code by emphasizing certain standards applicable to financial officers, particularly with respect to the integrity of the Corporation’s financial documents.

(i) Disclose how a person or company may obtain a copy of the code;

The Code and the Specific Code of Ethics are available on the Corporation’s web site at www.quebecorworld.com under the “Investors” Tab and on SEDAR under the Corporation’s profile at www.sedar.com. Paper copies are also available upon request from the Corporate Secretary of the Corporation.

(ii) Describe how the Board monitors compliance with its code, or if the Board does not monitor compliance, explain whether and how the Board satisfies itself regarding compliance with its code; and

The Code is given to all the employees of the Corporation and its subsidiaries. Upon being hired, all employees must sign a declaration confirming that they have read and understood the provisions of the Code and undertake to comply therewith.

The head of the Internal Audit department provides reports, on a regular basis, to the Audit Committee on departures from the Code that have been brought to his attention, through the whistleblowing service (i.e. the confidential ethics line and secured website that is operated by an independent third party) or other internal mechanisms, and the steps taken by the Corporation to deal with any reported wrongdoings. The Chairman of the Audit Committee informs the Board thereof at each regular meeting of the Board.

In addition, an annual attestation process exists to ensure that management throughout the organization respects the Code.

Violations of the Specific Code of Ethics may be reported either through the whistleblowing service or up the hierarchy of authority to the Chief Financial Officer, who would then be required to report all such violations to the Audit Committee.

(iii)  Provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a

No material change report has been required or filed since the beginning of the Corporation’s most recently completed financial year regarding a departure from the Code.

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departure from the code.

(b)   Describe any steps the Board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.

Process for Dealing with Conflicts of Interest - It is the Nominating and Corporate Governance Committee’s role to review any transactions and contracts that would be entered into between the Corporation and any of its directors and executive officers.

The directors have a duty to report any conflict of interest to the Board. Thus, when a conflict of interest arises, a director is required to disclose his or her interest and abstain from voting on the matter. In addition, the concerned director will not be present during the relevant discussions.

(c) Describe any other steps the Board takes to encourage and promote a culture of ethical business conduct.

Reporting Process - In addition to monitoring compliance with the Code, and more recently the Specific Code of Ethics, the Board has adopted various internal policies to encourage and promote a culture of ethical business conduct, including the following:

•      Policy Relating to the Use of Privileged Information: The purpose of this Policy is to remind the directors, officers and employees of the Corporation that are privy to confidential information (the “Privileged Information”) that could likely affect the market price or value of the Corporation’s securities or of any third party (the “Other Party”) to significant negotiations, that they are prohibited from trading in the securities of the Corporation and of the Other Party, until the expiry of a 24-hour period following the public disclosure of the Privileged Information. Also, the directors and officers of the Corporation and all other persons who are deemed to be insiders of the Corporation are prohibited from trading in the securities of the Corporation during certain blackout periods set forth in this Policy.

•      Blackout Policy: The purpose of this Policy is to help the directors and executive officers to comply with applicable U.S insider trading laws and regulations relating to pension fund blackout periods, the whole in conformity with the Sarbanes-Oxley Act of 2002.

•      A Disclosure Policy: The objective of this Policy is to ensure that disclosure to the investing public regarding the Corporation is made in a timely manner, accurate and in keeping with the facts, and broadly disseminated in accordance with the relevant legal and regulatory

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requirements.

6. Nomination of Directors

(a) Describe the process by which the Board identifies new candidates for Board nomination.

Board Candidate - The Nominating and Corporate Governance Committee is responsible for: (i) developing and reviewing criteria for selecting directors, by regularly assessing, firstly, the qualifications, personal skills, business background, diversified experience and complementary knowledge and qualifications that the Board members have and, secondly, that fit with the Corporation’s needs; (ii) identifying, in conjunction with the Chairman of the Board, nominees for membership on the Board; (iii) recommending nominees to fill vacancies on the Board; and (iv) assisting the Board and its Chairman in selecting Committee members. The Chairman of the Nominating and Corporate Governance Committee discusses with the Chairman of the Board the recommendations made by the Committee and meets with the candidates.

The Committee may retain an independent recruiting firm, if need be, to identify candidates.

The Nominating and Corporate Governance Committee ensures that the composition of the Board is such that all necessary competencies and skills are represented on the Board and that the nominees make up a competent and dynamic team which can carry out the Board Mandate.

(b)   Disclose whether or not the Board has a Nominating Committee composed entirely of independent directors. If the Board does not have a Nominating Committee composed entirely of independent directors, describe what steps the Board takes to encourage an objective nomination process.

Composition of the Nominating and Corporate Governance Committee - The Committee is currently composed of three (3) directors:

•      Alain Rhéaume — Chairman

•      Douglas G. Bassett

•      Michèle Desjardins

The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the Categorical Standards.

(c) If the Board has a Nominating Committee, describe the responsibilities, powers and operation of the Nominating Committee.

Responsibility of the Nominating and Corporate Governance Committee - In addition to the responsibility and powers described in paragraph 6(a) above and paragraph 7(a) below, the Nominating and Corporate Governance Committee: (i) assists the Board in developing, monitoring and overseeing the Corporation’s corporate governance practices; (ii) makes

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recommendations to the Board, in order to enhance the Corporation’s corporate governance practices; (iii) periodically reviews the Board’s and the Executive Committee’s Mandate, its own Mandate, the Mandate of the Chairman of the Board and the Committee Chairman Position Description; (iv) periodically reviews the Code, and (v) reviews the Corporation’s whistleblowing mechanism and ensures that no employee is discharged or otherwise penalized for reporting in good faith potential violations to the policies or applicable laws and regulations.

During the financial year ended December 31, 2008, the Nominating and Corporate Governance Committee held two special meetings but no regular meeting. The Mandate of the Committee is available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

7.	Compensation

	(a)	Describe the process by which the Board determines the compensation for the issuer’s directors and officers

Process to Determine Directors’ Compensation: The Nominating and Corporate Governance Committee is responsible for reviewing the adequacy and form of directors’ compensation. In making its recommendations to the Board, the Committee takes into account the time commitment, the risks and responsibilities of directors as well as the types of compensation and the amounts paid to the directors based on a peer group of North American publicly traded companies of comparable size and complexity operating in the media, information and entertainment, manufacturing and other capital intensive industries, with international scale and scope (the “Reference Market”). Members of the Board who serve in a management function for the Corporation or its subsidiaries, receive no remuneration as directors.

Process to Determine Executive Compensation: The Human Resources and Compensation Committee is responsible for assessing, on an annual basis, and approving the global compensation of senior management, or in the case of the Corporation’s five most senior ranking executive officers (i.e. the Named Executive Officers), recommending their compensation to the Board. Thus, the Board, upon recommendation of the Committee, approves the global compensation of the five most senior ranking executive officers.

To determine appropriate compensation levels, the Corporation uses general industry market data provided by compensation

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consultants to establish compensation for senior management, based on the following compensation elements: base salary, target annual incentive and total direct compensation.

Details of directors’ and officers’ compensation are disclosed in the Corporation’s annual report for the financial year ended December 31, 2008.

(b)

Disclose whether or not the Board has a Compensation Committee composed entirely of independent directors. If the Board does not have a Compensation Committee composed entirely of independent directors, describe what steps the Board takes to ensure an objective process for determining such compensation.

Composition of the Human Resources and Compensation Committee - The Committee is currently composed of three (3) directors:

•      André Caillé — Chairman

•      Michèle Desjardins

•      Alain Rhéaume

The Board has determined that each member of the Human Resources and Compensation Committee is independent within the meaning of the Categorical Standards.

(c)	If the Board has a Compensation Committee, describe the responsibilities, powers and operation of the Compensation Committee.

Responsibilities of the Human Resources and Compensation Committee - The Committee’s responsibilities include: (i) succession planning for the members of senior management; (ii) hiring and appointment, as well as the assessment of members of senior management and approving the compensation of senior management or, in the case of the Corporation’s five most senior ranking executive officers (i.e. the Named Executive Officers), recommending their compensation to the Board; (iii) reviewing the CEO’s corporate goals and objectives and assessing his performance in light of such goals and objectives; and (iv) ensuring that appropriate human resources systems are in place, so that the Corporation can attract, motivate and retain executives and personnel who exhibit high standards of integrity, as well as competence in order to meet its business objectives.

During the financial year ended December 31, 2008, the Human Resources and Compensation Committee held four meetings. The Mandate of the Committee is available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

(d)	If a compensation consultant or advisor has, at any time since the beginning of the

Compensation Consultant — Periodically, the Human Resources and Compensation Committee receives general industry market data from Towers Perrin and Mercer to establish senior management’s compensation.

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issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state the fact and briefly describe the nature of the work.

The Corporation retains the services of compensation consultants to provide specific market surveys in case of new hires or promotions among its senior management.

As such, in 2008, in the context of the Insolvency Proceedings, the Corporation retained the services of Towers Perrin in order to develop the enhanced portion of its 2008/2009 Management Incentive Compensation Plan, which is described in the Corporation’s annual report for the financial year ended December 31, 2008.

8.	Other Board Committees — If the Board has standing Committees other than the Audit, Compensation and Nominating Committees, identify the Committees and describe their function.

Other Board Committees - The Board has four additional standing committees, namely: the Executive Committee, the Pension Committee, the Restructuring Committee and the Independent Committee. The roles and responsibilities of such Committees are described below.

Executive Committee: The Board has adopted a formal Mandate for the Executive Committee, which provides that it must be composed of a minimum of three (3) and a maximum of seven (7) directors, a majority of whom must be, and are, “independent” within the meaning of the Categorical Standards. The Mandate provides that the Committee shall deal with such matters as cannot be effectively dealt with by the Board in a timely fashion and will be convened to meet on an ad hoc basis in order to do so. The Executive Committee did not hold any meeting in 2008.

The Executive Committee is currently composed of four (4) directors:

•      Douglas G. Bassett — Chairman

•      Alain Rhéaume

•      André Caillé

•      The Right Honorable Brian Mulroney

The Mandate of the Executive Committee is available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

Pension Committee: The Board has adopted a formal Mandate for the Pension Committee. The Pension Committee assists the

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Board in discharging its responsibilities with regard to the administration, funding and investment of the Corporation’s pension plans.

The Pension Committee is currently composed of three (3) directors:

•      Douglas G. Bassett — Chairman

•      André Caillé

•      Michèle Desjardins

The Board has determined that each member of the Pension Committee is “independent” within the meaning of the Categorical Standards.

During the financial year ended December 31, 2008, the Pension Committee held four meetings.

The Mandate of the Pension Committee is available on the Corporation’s website at www.quebecorworld.com under the Investors tab.

Restructuring Committee: On February 21, 2008, the Board adopted a formal Mandate for the Restructuring Committee. The Restructuring Committee is mandated, in the context of the Insolvency Proceedings, to facilitate and supervise the work of management and its advisors in developing such plan or plans as may be necessary or desirable to effect (i) a restructuring of the Corporation’s financial affairs and/or (ii) a recapitalization of the Corporation, and to report thereon to the Board.

The Restructuring Committee is currently composed of four (4) directors:

•      André Caillé — Chairman

•      Michèle Desjardins

•      Jacques Mallette

•      Alain Rhéaume

During the financial year ended December 31, 2008, the Restructuring Committee held 28 meetings.

Independent Committee: On January 11, 2008, the Board created a first independent committee called the “Special Independent Committee”. The mandate of this committee, composed of four independent directors, was specifically related to the Corporation’s attempt to obtain a new financing by January 15, 2008.

On August 12, 2008, the Board created another Independent Committee mandated to deal with matters pertaining to the Corporation which may have raised or presented issues of industry confidentiality or trade information sensitivity or conflicts for members of the Board having relationships with competitors or with Quebecor Inc.

The Independent Committee is currently composed of three (3) independent directors:

•      Alain Rhéaume — Chairman

•      André Caillé

•      Michèle Desjardins

9.

Assessments — Disclose whether or not the Board, its Committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the

Assessment Process - Periodically, the Nominating and Corporate Governance Committee assesses the performance and effectiveness of the Board as a whole, the Board Committees and the committee chairmen. A peer evaluation may be included in this process.

As part of this process, a performance assessment questionnaire that covers a wide range of topics is distributed to each director

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assessments. If assessments are not regularly conducted, describe how the Board satisfies itself that the Board, its Committees, and its individual directors are performing effectively.

for the purpose of evaluating the performance of the Board and its Committees. The results of the questionnaire are compiled on a confidential basis to encourage full and frank commentary and are discussed at the next regular meeting of the Nominating and Corporate Governance Committee. The results of the questionnaire pertaining to the Board and individual directors (if a peer evaluation has been performed) are reported to the Chairman of the Board. Also, the results of the questionnaire pertaining to a Committee are discussed with the Chairman of the relevant Committee, who will thereafter discuss the Committee’s performance with its members.

MI 52-110 states that each Audit Committee member must be financially literate.

Financial Literacy - Each member of the Audit Committee is “financially literate” i.e. he is able to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

Audit Committee Financial Expert - In addition, the Board has determined that Alain Rhéaume and André Caillé, each of whom is a member of the Audit Committee, is an “audit committee financial expert” (as defined in Item 16A of Form 20-F).

MI 52-110 states that the Audit Committee must have a written charter that sets out its mandate and responsibilities.

Responsibility of the Audit Committee - The Mandate of the Audit Committee, filed as Exhibit 15.1 to the Corporation’s annual report for the financial year ended December 31, 2008, describes explicitly the role and oversight responsibility of the Audit Committee.

MI 52-110 states that an Audit Committee must recommend to the Board of Directors: (a) the external auditor to be nominated for the purposes of preparing or issuing an auditors’ report or performing other audit, review or attest services for the issuer; and (b) the compensation of the external auditors.

Appointment of External Auditors - The Mandate of the Audit Committee states that the Committee is responsible for recommending the appointment and, if appropriate, the termination of the external auditors’ mandate, their compensation, as well as evaluating and monitoring their qualifications, performance and independence.

MI 52-110 states that the Audit Committee must be directly responsible for overseeing the work of the external auditors engaged for purpose of preparing and issuing an auditors report or performing other

Relations with External Auditors - The Audit Committee is responsible for overseeing the work of the external auditors and discussing with them the Corporation’s accounting policies and any changes that are proposed to be made thereto, which includes reviewing with the external auditors audit problems or difficulties, if any, and management’s response thereto and resolving any

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audit, review or attest services for the issuer, including the resolution of disagreements between management and the external auditors regarding financial reporting.	disagreement between them regarding accounting and financial reporting.

MI 52-110 states that an Audit Committee must pre-approve all non-audit services to be provided to the issuer or its subsidiary entities by the issuers’ external auditors.

Pre-Approval of Non-Audit Services — Pursuant to its Mandate, the Audit Committee approves and oversees all relationships between the external auditors and the Corporation, including: (i) determining which non-audit services the external auditors are prohibited from providing; (ii) pre-approving all audit services and permitted non-audit services that may be provided by the external auditors; and (iii) approving the total amount of fees paid by the Corporation to the external auditors for all audit and permitted non-audit services.

The Audit Committee has adopted an Approval Policy for Services Provided by the External Auditor in conformity with the applicable Canadian and U.S. rules (for more details, see Corporation’s annual report for the financial year ended December 31, 2008). The Audit Committee reviews this Policy and the list of pre-approved services that may be rendered by the external auditors annually.

MI 52-110 states that an audit committee must review the issuer’s financial statements, MD&A and annual and interim earnings press releases before the issuer publicly discloses this information. These rules also mention that the Audit Committee must be satisfied that adequate procedures are in place for the review of the issuer’s public disclosure of financial information extracted or derived from the issuer’s financial statements, other than the public disclosure referred to in the preceding sentence, and must periodically assess the adequacy of those procedures.

Review of Financial Information Documents — Pursuant to its Mandate, the Audit Committee is responsible for reviewing annual and quarterly financial statements, annual and quarterly Management’s Discussion and Analysis (MD&A), financial and earnings press releases and certain other disclosure and offering documents, prior to their approval by the Board of Directors and disclosure and filing with the regulatory authorities. The Committee must also review with management and the external auditors the financial information contained in documents required to be disclosed or filed by the Corporation before their disclosure or filing with the securities regulatory authorities in Canada and the United States.

MI 52-110 states that an Audit Committee must establish procedures for: (a) the receipt, retention and treatment of complaints received by the issuer regarding accounting,

Complaints on Accounting or Other Matters — The Corporation has established procedures for the receipt, retention and treatment of complaints or concerns received by the Corporation regarding questionable accounting, internal accounting control or auditing matters or employee concerns

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internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

regarding accounting or auditing matters, while ensuring confidentiality and anonymity. In connection with the foregoing, the Corporation has implemented a whistleblowing service. At each quarterly Audit Committee meeting, the head of the Internal Audit department presents an activity report, which includes a summary of complaints received through the whistleblowing service and the results of the investigations conducted in connection therewith. Please refer to the Corporation’s Code of Business Conduct that is available on the Corporation’s website at www.quebecorworld.com under the “Investors” Tab.

MI 52-110 states that the Audit Committee must review and approve the issuer’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the issuer.

External Auditors Hiring Policy - The Audit Committee is responsible for reviewing hiring policies for the current and former partners and employees of the Corporation’s firm of external auditors. In conformity with MI 52-110 and the U.S. Sarbanes-Oxley Act of 2002, the Audit Committee has adopted a “Policy Respecting the Hiring of Employees of the External Auditors”. The Corporation reviews this Policy regularly.

MI 52-110 states that the Audit Committee must have the authority: (a) to engage independent counsel and other advisors as it determines necessary to carry out its duties; (b) to set and pay the compensation for any advisors employed by the Audit Committee; and (c) to communicate directly with the internal and external auditors.

Authority to Engage Independent Counsel - The Mandate of the Audit Committee states that the Committee may, when circumstances dictate, hire external advisors, subject to advising the Chairman of the Board thereof. The Audit Committee will then make arrangements with the Corporation for the appropriate funding for payment of the external advisors retained by it. Also, the Audit Committee has the authority to communicate directly with the internal and external auditors.